TherMatrx, Inc.
                         (A Development Stage Company)
                              Financial Statements
                               September 30, 1999

                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors
TherMatrx, Inc.
Bannockburn, Illinois  60015


We have audited the accompanying balance sheet of TherMatrx, Inc. (A Development Stage Company) as of September 30, 1999, and the related statements of income and retained earnings and cash flows for the year ended September 30, 1999, and the period from November 13, 1997 (Date of Inception) to September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TherMatrx, Inc. (A Development Stage Company) as of September 30, 1999, and the results of its operations and its cash flows for the year then ended and the period from November 13, 1997 (date of inception), to September 30, 1999, in conformity with generally accepted accounting principles.





November 2, 1999

                                TherMatrx, Inc.
                         (A Development Stage Company)
                                 Balance Sheet
                               September 30, 1999

                                     ASSETS

Current Assets
  Cash and Cash Equivalents                  $     494,984
  Investments                                    4,875,865
  Inventory                                         21,057
  Deposits and Prepaid Expenses                     40,502
                                             -------------
     Total Current Assets                                   $   5,432,408

Property and Equipment
  Furniture and Fixtures                            10,430
  Equipment                                         37,729
                                             -------------
                                                    48,159
  Less: Accumulated Depreciation                   (17,351)
                                             -------------
     Total Property and Equipment                                  30,808

Other Assets
  Patents                                        2,904,500
                                             -------------
     Total Other Assets                                         2,904,500
                                                            -------------

       Total Assets                                         $   8,367,716
                                                            =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
  Accounts Payable                           $      31,733
  Accrued Expenses                                  40,639
                                             -------------
     Total Current Liabilities                              $      72,372

Stockholders' Equity
  Common Stock, .001 Par Value
     (1,000,000 Shares Authorized; 54,000
     Shares issued and Outstanding)              4,000,000
  Preferred Stock, .01 Par Value
     (1,000,000 Shares Authorized; 103,500
     Shares issued and Outstanding)              6,500,000
  Retained Earnings
     (Deficit Accumulated During the
     Development Stage)                         (2,204,656)
                                             -------------
     Total Stockholders' Equity                                 8,295,344
                                                            -------------

          Total Liabilities and
          Stockholders' Equity                              $   8,367,716
                                                            =============


               The accompanying notes to the financial statements
                    are an integral part of this statement.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                   Statements of Income and Retained Earnings
               Year Ended September 30, 1999, and the Period from
          November 13, 1997 (Date of Inception) to September 30, 1999





                                                                           November 13, 1997
                                                   Year Ended               (Inception) to
                                                September 30, 1999        September 30, 1999
                                                ------------------        ------------------


Expenses

     Sales and Marketing                        $        79,943           $       110,556

     Administrative                                     831,350                 1,791,232

     Research and Development                           756,471                 1,477,503
                                                ---------------           ---------------

          Total Expenses                              1,667,764                 3,379,291
                                                ---------------           ---------------

Other Income (Expense)

     Settlement from Lawsuit                                                    1,230,000

     Interest Income                                    191,541  `                327,258

     Organization Costs                                                          (382,621)
                                                ---------------           ---------------

          Total Other Income (Expense)                  191,541                 1,174,635
                                                ---------------           ---------------

Net Loss                                             (1,476,223)               (2,204,656)

Retained Earnings, Beginning of Period                 (728,433)                      -0-
                                                ---------------           ---------------

Retained Earnings, End of Period                $    (2,204,656)          $    (2,204,656)
                                                ===============           ===============


               The accompanying notes to the financial statements
                    are an integral part of this statement.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                            Statements of Cash Flows
               Year Ended September 30, 1999, and the Period from
          November 13, 1997 (Date of Inception) to September 30, 1999





                                                                                      November 13, 1997
                                                              Year Ended               (Inception) to
                                                            September 30, 1999        September 30, 1999
                                                            ------------------        ------------------


Cash Flows From Operating Activities

     Net Loss                                               $     (1,476,223)         $     (2,204,656)
     Adjustments to reconcile net loss to
       net cash used by operating activities:
       Depreciation and Amortization                                 233,652                   442,851
       Decrease (increase) in operating assets:
          Inventory                                                   (5,978)                  (21,057)
          Other                                                       (6,373)                  (40,503)
       Increase (decrease) in operating liabilities:
          Accounts Payable                                           (33,134)                   31,733
          Accrued Liabilities                                         (4,319)                   40,640
                                                            ----------------          ----------------

     Total Adjustments                                               183,848                   453,664
                                                            ----------------          ----------------

     Net cash used by operating activities                        (1,292,375)               (1,750,992)
                                                            ----------------          ----------------

Cash Flows From Investing Activities

     Investments                                                  (4,875,865)               (4,875,865)
     Purchase of Property and Equipment                              (15,482)                  (48,159)
     Lawsuit Settlement Allocated to Patents                                                   670,000
                                                            ----------------          ----------------

     Net Cash Used by Investing Activities                        (4,891,347)               (4,254,024)
                                                            ----------------          ----------------

Cash Flows From Financing Activities

     Preferred Stock                                               3,250,000                 6,500,000
                                                            ----------------          ----------------

Increase (Decrease) in Cash and Cash Equivalents                  (2,933,722)                  494,984

Cash and Cash Equivalents at Beginning of Period                   3,428,706                      -0-
                                                            ----------------          ----------------

Cash and Cash Equivalents at End of Period                  $        494,984          $        494,984
                                                            ================          ================

Noncash Investing and Financing Transactions

     Common stock was acquired by the contribution of patents                         $      4,000,000
                                                                                      ================


               The accompanying notes to the financial statements
                    are an integral part of this statement.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
             From Inception November 13, 1997 to September 30, 1999


NOTE 1 - ORGANIZATION AND OPERATION

TherMatrx, Inc. (A Development Stage Company) (the Company) was incorporated in the state of Delaware on November 13, 1997. The Company is conducting clinical trials for a new medical device to treat Benign Prostatic Hyperplasia (BPH) which is a non-cancerous enlargement of the prostate gland. The clinical trials are being performed throughout the United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting
--------------------

The Company prepares its financial statements using the accrual basis of accounting in accordance with generally accepted accounting principles.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include all monies in banks and highly liquid investments with maturity dates of less than seventy-six days.

Inventory
---------

Inventories are stated at the lower of cost or market. Cost is determined using the specific identification method.

Property and Equipment
----------------------

Property and Equipment are carried at cost. Depreciation is provided using the straight-line method at rates based on the following useful lives:

          Furniture and Fixtures        5 years
          Equipment                     3 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Use of Estimates
----------------

The process of preparing financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
             From Inception November 13, 1997 to September 30, 1999



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes
------------

Incomes taxes are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 109. The provision for income tax expense or benefit is based on income or loss reported for financial statement purpose adjusted for temporary and permanent differences between reported financial and taxable income or loss.

Patents
-------

Patents are amortized on the straight-line basis over fifteen years.

                    Costs                        $4,000,000
                    Proceeds from Lawsuit          (670,000)
                    Accumulated Amortization       (425,500)
                                                 ----------
                    Patents, net                 $2,904,500
                                                 ==========

NOTE 3 - COMMITMENTS

The Company has a lease for it's office space which expired on December 31, 1998. The Company has an option to renew the lease for one year. The minimum monthly rental is $2,041. In December, 1998 the lease was extended until December 31, 1999. The minimum monthly rental is $2,041. In September, 1999 the lease was extended until December 31, 2000. The minimum rental is $2,070. The Company is responsible for it's proportional share of real estate taxes and operating expenses of the building.

Future minimum rental payments:

                    Year ending
                   September 30,          Amount
                   ------------           ------

                      2000              $ 24,758
                      2001                 6,211
                                        --------
                                        $ 30,969
                                        ========

Rent expense for the period ended September 30, 1999 and 1998 was $25,107 and $18,371, respectively.

The Company subleased office space on a month-to-month basis through November, 1998. Rental income for the period ended September 30, 1999 and 1998 was $2,600 and $11,700, respectively.

The Company has a consulting agreement with a doctor that expires in January, 2000. The minimum monthly payment is $4,125.

Future minimum payments:

                   Year ending
                   September 30,
                   ------------

                      2000              $ 16,500
                                        ========

                                TherMatrx, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
             From Inception November 13, 1997 to September 30, 1999



NOTE 4 - INVESTMENTS

Investments consist of time deposits worth $3,855,969 and a Treasury Note with a value of $1,019,896. The carrying value of these investments approximate fair value because of the short term maturities of these financial instruments.

NOTE 5 - CONCENTRATION OF CREDIT RISK

The Company maintains cash accounts in one financial institution. Balances in these accounts exceed the federally insured limit of $100,000.

NOTE 6 - RELATED PARTY

The Company has entered into a consulting, supply and non-compete, non disclosure agreement with BSD Medical Corporation (BSD). BSD owns 100% of the Company's common stock.

Consulting Agreement
--------------------

The Company will use the expertise, on an "as needed" basis, of employees of BSD in the development and conducting clinical trials of a new medical device to treat Benign Prostatic Hyperplasia. At September 30, 1999 and 1998 the Company has paid approximately $179,000 and $197,000 for these services.

Supply Agreement
----------------

The Company has purchased, from BSD, the demo medical devices to be used in the clinical trials. The Company will also purchase supplies used in the clinical trials. These supplies consist mainly of applicators and temperature probes. At September 30, 1999 and 1998 the Company has paid approximately $92,000 and $175,000 for these supplies.

Non-Compete, Non Disclosure Agreement
-------------------------------------

BSD has entered into an agreement with the Company not to engage in any business or provide any services in the treatment of any benign conditions or diseases of the prostate gland. BSD shall not disclose any "Confidential Information" of the clinical trials or the medical device used in such treatments.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
             From Inception November 13, 1997 to September 30, 1999



NOTE 7 - CAPITALIZATION AND VALUATION OF INTANGIBLES

Capitalization
--------------

                             Date           # of Shares         Amount
                             ----           -----------         ------

Common Stock                11/13/97         54,000           $4,000,000

Preferred Stock             11/13/97         46,000           $3,250,000
                             4/20/99         57,500           $3,250,000

The initial capitalization of the Company included the issuance of 54,000 shares of common stock and 46,000 shares of convertible preferred stock. The agreements call for the issuance of 57,500 additional shares at a second closing ("Milestone Closing") when certain conditions have been met. On April 20, 1999 the "Milestone Closing" ocurred. The total shares to be issued on a fully diluted basis is 180,000 after the second closing. This includes 22,500 shares reserved for issuance under a Management Stock Option Plan.

Valuation of Intangibles
------------------------

In order to establish the value of the patents and patent rights contributed the Company compared the percentage of the shares acquired for cash with the percentage acquired for the rights to the patents. Based on the expectation that the "Milestone Closing" would be achieved, it was determined that the intangible assets contributed were worth $4,000,000 (Note 2). This asset is shown in the financial statements as Patents and it will be amortized over 15 years in accordance with generally accepted accounting principles. The patents and patent rights were contributed to the Company for common stock valued at $4,000,000.

NOTE 8 - DEVELOPMENT STAGE COMPANY

The subject clinical trial will investigate the safety and efficacy of the TherMatrx TMX2000 and its clinical utility in treating certain aspects of symptomatic Benign Prostatic Hyperplasia. The proposed investigation will be a double blinded randomized trial which will include a sham group to study and placebo effects and a treatment group which will receive Transurethral Microwave Thermotherapy (Thermotherapy) as a targeted dose range.

                                TherMatrx, Inc.
                         (A Development Stage Company)
                         Notes to Financial Statements
             From Inception November 13, 1997 to September 30, 1999


NOTE 8 - DEVELOPMENT STAGE COMPANY (CONTINUED)

Although the official Phase I/II Protocol has been approved by the U.S. Food and Drug Administration (FDA), it is possible that modifications will be desirable once a full-scale patient accrual is under way at all investigational sites. When all of the modifications have been made and FDA approval has been granted then the Company can start to sell this procedure to treat Benign Prostatic Hyperplasia.